Exhibit 4.2

December 19, 2025

Aethlon Medical, Inc.

11555 Sorrento Valley Road, Suite 203

San Diego, CA 92121

Attention: James Frakes, Chief Executive Officer and Chief Financial Officer

Dear Mr. Frakes:

Reference is made to the At The Market Offering Agreement, dated as of March 24, 2022 (collectively, the “ATM Agreement”), by and between Aethlon Medical, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1. The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2. The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

““Registration Statement” shall mean the shelf registration statement on Form S-3 registering $15,000,000 worth of securities of the Company to be filed on or about December 23, 2025, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

3. The first sentence of Section 2(b)(vii) of the ATM Agreement is amended and restated as follows:

“Unless otherwise agreed between the Company and the Manager, settlement for sales of the Shares will occur at 10:00 a.m. (New York City time) on the first (1st) Trading Day (or any such shorter settlement cycle as may be in effect pursuant to Rule 15c6-1 under the Exchange Act from time to time) following the date on which such sales are made (each, a “Settlement Date”).”

4. A new Section 3(mm) of the ATM Agreement is inserted as follows:

“(mm) Cybersecurity.  (i)(x) To the knowledge of the Company, there has been no material security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.”

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5. A new Section 3(nn) of the ATM Agreement is inserted as follows:

“(nn) Compliance with Data Privacy Laws. (i) To the Company’s knowledge, the Company and the Subsidiaries are, and at all times during the past three years were, in material compliance with all applicable data privacy and security laws and regulations, including, as applicable, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”); (ii) the Company and the Subsidiaries have in place, materially comply with, and take appropriate steps reasonably designed to ensure material compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”); (iii) the Company provides accurate notice of its applicable Policies to its customers, employees, third party vendors and representatives as required by Privacy Laws; and (iv) applicable Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter, and do not contain any material omissions of the Company’s then-current privacy practices, as required by Privacy Laws. “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation. (i) None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, or deceptive in violation of any Privacy Laws and (ii) the execution, delivery and performance of this Agreement will not result in a breach of any Privacy Laws or Policies.  Neither the Company nor the Subsidiaries, (i) has, to the knowledge of the Company, received written notice of any actual or potential liability of the Company or the Subsidiaries under, or actual or potential violation by the Company or the Subsidiaries of, any of the Privacy Laws; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement by or with any court or arbitrator or governmental or regulatory authority that imposed any obligation or liability under any Privacy Law.”

6. The first sentence of Section 4(k) of the ATM Agreement is hereby amended and restated in its entirety as follows:

“Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder lasting more than 30 Trading Days), and each time that (i) a new Registration Statement is declared effective by the Commission, (ii) the Registration Statement or Prospectus shall be amended or supplemented, other than by means of Incorporated Documents, (iii) the Company files its Annual Report on Form 10-K under the Exchange Act, (iv) the Company files its quarterly reports on Form 10-Q under the Exchange Act, (v) the Company files a Current Report on Form 8-K containing amended financial information (other than information that is furnished and not filed), if the Manager reasonably determines that the information in such Form 8-K is material, or (vi) the Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement (such commencement or recommencement date and each such date referred to in (i), (ii), (iii), (iv), (v) and (vi) above, a “Representation Date”), unless waived by the Manager, the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered on the Representation Date, in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6 of this Agreement which were last furnished to the Manager are true and correct at the Representation Date, as though made at and as of such date (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of delivery of such certificate.”

7. The first sentence of Section 4(l) of the ATM Agreement is hereby amended and restated in its entirety as follows:

“At each Representation Date for which the Company is obligated to deliver a certification pursuant to Section 4(k) for which no waiver is applicable, unless waived by the Manager, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion of counsel to the Company (“Company Counsel”) including Nevada law (or an opinion of counsel covering Nevada law) addressed to the Manager and dated and delivered on such date, in form and substance reasonably satisfactory to the Manager, including a negative assurance representation from securities counsel to the Company, at each Representation Date; provided, however, that the requirement for the Company to furnish or cause to be furnished an opinion (but not with respect to a negative assurance representation) under this Section 4(l) shall be waived for any Representation Date other than a Representation Date on which a new Registration Statement is declared effective by the Commission or a material amendment to the Registration Statement or Prospectus is made or on which the Company files its Annual Report on Form 10-K or a material amendment thereto under the Exchange Act, unless the Manager reasonably requests such opinion required this Section 4(l) in connection with a Representation Date, upon which request such opinion shall be deliverable hereunder.”

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8. Section 4(m) of the ATM Agreement is hereby amended and restated in its entirety as follows:

“(m) Auditor Bring Down “Comfort” Letter. At each Representation Date for which the Company is obligated to deliver a certification pursuant to Section 4(k) for which no waiver is applicable, unless waived by the Manager, the Company shall cause (1) the Company’s auditors (the “Accountants”), or other independent accountants satisfactory to the Manager forthwith to furnish the Manager a letter, and (2) if requested by the Manager, the Chief Financial Officer of the Company forthwith to furnish the Manager a certificate, in each case dated on such date, in form satisfactory to the Manager, of the same tenor as the letters and certificate referred to in Section 6 of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letters and certificate, at each Representation Date; provided, however, that the requirement for the Company to furnish or cause to be furnished a “comfort” letter under this Section 4(m) shall be waived for any Representation Date other than a Representation Date on which a new Registration Statement is declared effective by the Commission or a material amendment to the Registration Statement or Prospectus is made or on which the Company files its Annual Report on Form 10-K or a material amendment thereto under the Exchange Act, unless the Manager reasonably requests the deliverables required by this Section 4(m) in connection with a Representation Date, upon which request such deliverable shall be deliverable hereunder.”

9. Except as expressly set forth herein, all terms and conditions of the ATM Agreement shall remain in full force and effect following the execution of this Amendment and shall not be amended, modified, or superseded in any way except as specifically provided herein.

10. This Amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By __________________________
Name:
Title:

Accepted and Agreed:

Aethlon Medical, Inc.

By: _______________________

Name:

Title:

[AEMD ATM Agreement Amendment Signature Page]

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